COMPANY CONTACT: Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2023 Results
Second quarter equivalent net production at high end of guidance, with oil production exceeding guidance
Production increased approximately 40% year-over-year
Lowering full year 2023 capex guidance by 10%
Introducing full year 2023 Free Cash Flow guidance of $10-$30 million
Announcing strategic advancements in Webb County gas play: Entered into pipeline gathering agreements to support multi-year development plan and added 2,200 net acres to position via leasing
Houston, TX - August 2, 2023 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter of 2023. Highlights include:
•Reported net production of 330 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (64% natural gas) for the second quarter of 2023, near the high end of guidance
•Second quarter net oil production of 12.5 thousand barrels of oil per day ("MBbls/d"), above high end of guidance and an increase of 184% year-over-year
•Reported net income of $25 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $10 million, including WTI contingency payouts, and Adjusted EBITDA of $112 million for the second quarter of 2023. Adjusted EBITDA is a non-GAAP measure defined and reconciled in the tables below
•Drilling and completion (“D&C”) spend below planned costs year to date, driven by increased operational efficiencies and ongoing cost savings
•Lowering full year 2023 capital budget guidance range to $400-$425 million, an 11% decrease at the midpoint compared to prior guidance. Full year 2023 estimated production of 325-345 MMcfe/d remains unchanged, a 24% increase year-over-year and compound annual growth rate of more than 20% since full year 2020
•Two-rig program dedicated to oil development on pace to deliver 2023 oil production growth of ~100% year-over-year. Optionality to complete up to eight previously drilled but uncompleted Webb County gas wells by year-end, contingent upon commodity prices and takeaway capacity
•Entered into gas gathering agreements to increase takeaway from Webb County; agreements provide for increased production deliverability by year end

•Added 2,200 net acres in Webb County, further consolidating SilverBow's premium Dorado dry gas position
•As of July 31, 2023, gas production is 93% hedged for remainder of 2023 using midpoint of guidance
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “Strong performance from our oil assets drove second quarter net oil production above our guidance range. The impact of our oil focused development program is illustrated through our second quarter revenue mix, of which approximately 75% was attributable to oil and NGLs compared to less than 33% a year ago. In conjunction with our oil growth, we are seeing significant efficiency gains and cost savings in our capital program, as such, allowing us to lower our 2023 capital budget guidance by over 10% for the year."
Mr. Woolverton continued, “SilverBow's differentiated strategy is delivering growth while living within cash flow. We are guiding to free cash of $10-$30 million for full year 2023, and we expect our free cash to expand significantly in 2024 due to the increase in our oil production this year and our plan to ramp up gas production next year supported by higher anticipated natural gas prices. SilverBow currently has an identified 10 years of inventory with 650 locations across a balanced mix of oil and gas projects. Our strategy emphasizes operational flexibility and real-time capital allocation to our highest returns on investment. The ability to pivot between oil and gas development has been, and will continue to be, a competitive advantage for us.”
OPERATIONS HIGHLIGHTS
During the second quarter of 2023, SilverBow drilled 13 net wells, completed 15 net wells and brought online 15 net wells. The Company operated two drilling rigs during the quarter, primarily on its Central Oil and Eastern Extension areas, which reflect its ongoing focus on oil development in the near-term. SilverBow's team continues to increase operational efficiencies year to date in 2023, completing 17% more stages per day as compared to similar jobs for full year 2022 and averaging pumping efficiencies 18% higher over the same time periods. Costs continue to trend lower year to date in 2023, with D&C costs per lateral foot 11% lower as compared to 2022.
In its Central Oil area, the Company completed and brought online four pads comprised of nine total wells. Three of these pads have achieved peak production rates with the other pad still increasing in rate. The three pads that have achieved peak production have 30-day pad production averages of 1,500 Boe/d (83% oil) with average lateral lengths of 5,110 feet. In its Eastern Extension area, SilverBow brought online a two-well pad which produced a 30-day pad average of 2,500 Boe/d (73% oil) with an average lateral length of 7,660 feet. Strong initial performance from these pads are in-line with expectations and support consistent results across the Company's oil development program. Furthermore, SilverBow recently completed an initial Austin Chalk test in its Eastern Extension area and is encouraged by early results. As expected, net gas production in the Company's Webb County Gas area was limited to contracted firm capacity levels during the quarter. SilverBow continues to plan for limited interruptible takeaway capacity until late 2023 as new pipelines come into service.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the second quarter of 2023 averaged 330 MMcfe/d, towards the high end of the Company's guidance range. Production mix for the second quarter of 2023 consisted of 64% natural gas, 23% oil and 13% natural gas liquids (“NGLs”), compared to 78% natural gas, 11% oil and 11% NGLs for the second quarter of 2022. Total oil and gas sales for the second quarter of 2023 consisted of 27% natural gas, 63% oil and 10% NGLs, compared to 68% natural gas, 24% oil and 13% NGLs for the second quarter of 2022. Net oil production for the second quarter of 2023 averaged 12,491 Bbls/d, an increase of 184% compared to the second quarter of 2022.
For the second quarter, lease operating expenses (“LOE”) were $0.67 per thousand cubic feet of natural gas equivalent (“Mcfe”), transportation and processing expenses (“T&P”) were $0.39 per Mcfe and production and ad valorem taxes were 6.9% of oil and gas sales. Total production expenses, which include LOE, T&P and production taxes, were $1.35 per Mcfe for the second quarter. Net general and administrative (“net G&A”) expenses for the second quarter were $5.3 million, or $0.18 per Mcfe. After deducting $1.5 million of non-cash compensation expense, cash general and administrative (“cash G&A”) (a non-GAAP measure) expenses were $3.9 million for the second quarter, or $0.13 per Mcfe.
Crude oil and natural gas realizations in the second quarter were 96% of WTI and 84% of Henry Hub, respectively, excluding hedging. The average realized natural gas price, excluding hedging, was $1.77 per thousand cubic feet of natural gas (“Mcf”) in the second quarter compared to $7.29 per Mcf in the second quarter of 2022. The average realized crude oil selling price, excluding hedging, was $70.51 per barrel in the second quarter compared to $109.94 per barrel in the second quarter of 2022. The average realized NGL selling price, excluding hedging, was $18.39 per barrel (25% of WTI benchmark) in the second quarter compared to $39.51 per barrel (36% of WTI benchmark) in the second quarter of 2022. Please refer to the tables included in this news release for production volumes and pricing information.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $126.4 million for the second quarter of 2023. The Company reported net income of $24.9 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $10 million, including WTI contingency payouts.
For the second quarter of 2023, the Company generated Adjusted EBITDA (a non-GAAP measure) of $111.7 million. For the twelve months ended June 30, 2023, SilverBow reported net income of $435.3 million and Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $466.8 million, which, in accordance with the Leverage Ratio calculation in the Company's Credit Agreement (as defined below), includes contributions from acquired assets prior to their closing dates totaling $10.4 million.
Capital expenditures incurred during the second quarter of 2023 totaled $117.4 million on an accrual basis.
GUIDANCE UPDATE
SilverBow continues to operate two drilling rigs on its oil acreage, consistent with its original budget plans detailed in March. The Company is lowering its full year 2023 capex guidance range to $400-$425 million, a 11% reduction at the midpoint. This reduction reflects a combination of ongoing efficiency gains, cost savings and scheduling optimizations due to being ahead of schedule year to date. Thus, the net reduction in D&C spend will not impact full year production targets. Included in the 2023 capital budget is the completion of a four-well pad in the Webb County Gas area at year-end, which will be subject to commodity prices and timing of regional midstream expansion projects coming online.
For the third quarter of 2023, SilverBow is guiding to estimated production of 329-352 MMcfe/d, with expected oil volumes of 15,100-15,900 Bbls/d. For the full year 2023, the Company's guidance is unchanged with a production range of 325-345 MMcfe/d, and with expected oil volumes of 13,750-15,000 Bbls/d. Based on guidance, SilverBow's full year 2023 oil production is expected to increase roughly 100% year-over-year, with liquids to comprise 40%-50% of the total production mix by the fourth quarter of 2023. The Company's production guidance assumes that gas production from Webb County is limited to contracted firm pipeline capacity for the full year 2023.
Additional detail concerning the Company's third quarter and full year 2023 guidance can be found in the table included with today's news release and the Corporate Presentation in the Investor Relations section of SilverBow's website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's hedging program is structured to provide exposure to higher commodity prices while also protecting against periods of low prices.
As of July 31, 2023, SilverBow had 73% of total production hedged for the remainder of 2023, using the midpoint of guidance. SilverBow has 182 MMcf/d (93% of guidance) of natural gas production hedged at an average price of $3.90 per million British thermal units, 8,885 Bbls/d (53% of guidance) of oil hedged at an average price of $73.63 per barrel and 3,750 Bbls/d (39% of guidance) of NGLs hedged at an average price of $32.86 per barrel for the remainder of 2023. For 2024, the Company has 133 MMcf/d of natural gas production hedged and 8,396 Bbls/d of oil hedged. The hedged amounts are inclusive of both swaps and collars with the average price factoring in the floor price of the collars.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the second quarter of 2023, which the Company expects to file on Thursday, August 3, 2023, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of June 30, 2023, SilverBow had $1.1 million of cash and $576.0 million of outstanding borrowings under its Credit Facility. The Company's liquidity position was $200.1 million consisting of $1.1 million of cash and $199.0 million of availability under the Credit Facility. SilverBow's net debt as of June 30, 2023 was $724.9 million, calculated as total long-term debt of $726.0 million less $1.1 million of cash.
As of July 28, 2023, SilverBow had 22.6 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, August 3, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resource's Second Quarter 2023 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2023 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, long-term inventory estimates, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impact of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; completed acquisitions and integrations of these acquisitions; volatility in natural gas, oil and natural gas liquids prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance, cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing Russia-Ukraine conflict); the severity and duration of world health events, including health crises and pandemics, related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges including remote work arrangements and protecting the health and well being of our employees; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its annual report on

Form 10-K for the year ended December 31, 2022 (the "Annual Report"), its Quarterly Report on Form 10-Q for the three months ended June 30, 2023 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$1,102	$792
Accounts receivable, net	64,587	89,714
Fair value of commodity derivatives	72,590	52,549
Other current assets	3,935	2,671
Total Current Assets	142,214	145,726
Property and Equipment:
Property and equipment, full cost method, including $26,344 and $16,272, respectively, of unproved property costs not being amortized at the end of each period	2,756,694	2,529,223
Less – Accumulated depreciation, depletion, amortization & impairment	(1,097,935)	(1,004,044)
Property and Equipment, Net	1,658,759	1,525,179
Right of use assets	9,435	12,077
Fair value of long-term commodity derivatives	21,903	24,172
Other long-term assets	8,159	9,208
Total Assets	$1,840,470	$1,716,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$60,143	$60,200
Fair value of commodity derivatives	9,711	40,796
Accrued capital costs	44,047	56,465
Accrued interest	2,755	2,665
Current lease liability	5,966	8,553
Undistributed oil and gas revenues	18,463	27,160
Total Current Liabilities	141,085	195,839
Long-term debt, net	722,904	688,531
Non-current lease liability	3,571	3,775
Deferred tax liabilities	50,073	16,141
Asset retirement obligations	9,619	9,171
Fair value of long-term commodity derivatives	2,032	7,738
Other long-term liabilities	541	3,588
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,102,787 and 22,663,135 shares issued, respectively, and 22,617,842 and 22,309,740 shares outstanding, respectively	231	227
Additional paid-in capital	578,817	576,118
Treasury stock, held at cost, 484,945 and 353,395 shares, respectively	(10,600)	(7,534)
Retained earnings	342,197	222,768
Total Stockholders’ Equity	910,645	791,579
Total Liabilities and Stockholders’ Equity	$1,840,470	$1,716,362

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Revenues:
Oil and gas sales	$126,400	$182,605

Operating Expenses:
General and administrative, net	5,318	5,710
Depreciation, depletion, and amortization	49,853	26,441
Accretion of asset retirement obligations	240	101
Lease operating expenses	19,180	10,270
Workovers	811	2
Transportation and gas processing	11,771	6,769
Severance and other taxes	8,771	9,838
Total Operating Expenses	95,944	59,131

Operating Income	30,456	123,474

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	19,993	(22,406)
Interest expense, net	(18,190)	(7,902)
Other income (expense), net	29	(10)

Income (Loss) Before Income Taxes	32,288	93,156

Provision (Benefit) for Income Taxes	7,351	4,366

Net Income (Loss)	$24,937	$88,790

Per Share Amounts:

Basic Earnings (Loss) Per Share	$1.10	$5.05

Diluted Earnings (Loss) Per Share	$1.10	$4.95

Weighted-Average Shares Outstanding - Basic	22,615	17,581

Weighted-Average Shares Outstanding - Diluted	22,674	17,938

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Revenues:
Oil and gas sales	$266,354	$312,261

Operating Expenses:
General and administrative, net	12,982	10,497
Depreciation, depletion, and amortization	93,850	47,595
Accretion of asset retirement obligations	464	200
Lease operating expenses	39,740	19,395
Workovers	1,590	649
Transportation and gas processing	23,292	13,121
Severance and other taxes	18,156	17,602
Total Operating Expenses	190,074	109,059

Operating Income	76,280	203,202

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	112,243	(162,648)
Interest expense, net	(34,935)	(14,459)
Other income (expense), net	4	52

Income (Loss) Before Income Taxes	153,592	26,147

Provision (Benefit) for Income Taxes	34,163	1,612

Net Income (Loss)	$119,429	$24,535

Per Share Amounts:

Basic Earnings (Loss) Per Share	$5.30	$1.43

Diluted Earnings (Loss) Per Share	$5.27	$1.40

Weighted-Average Shares Outstanding - Basic	22,527	17,146

Weighted-Average Shares Outstanding - Diluted	22,654	17,506

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$119,429	$24,535
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	93,850	47,595
Accretion of asset retirement obligations	464	200
Deferred income taxes	33,932	1,205
Share-based compensation	2,575	2,714
(Gain) Loss on derivatives, net	(112,243)	162,648
Cash settlement (paid) received on derivatives	47,481	(90,603)
Settlements of asset retirement obligations	(411)	(54)
Write down of debt issuance cost	—	350
Other	1,312	1,668
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	26,297	(34,422)
Increase (decrease) in accounts payable and accrued liabilities	(21,916)	(1,254)
Increase (decrease) in income taxes payable	229	304
Increase (decrease) in accrued interest	89	723
Net Cash Provided by (Used in) Operating Activities	191,088	115,609
Cash Flows from Investing Activities:
Additions to property and equipment	(221,464)	(93,746)
Acquisition of oil and gas properties, net of purchase price adjustments	(248)	(272,225)
Proceeds from the sale of property and equipment	—	2,532
Payments on property sale obligations	—	(750)
Net Cash Provided by (Used in) Investing Activities	(221,712)	(364,189)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	210,000	482,000
Payments of bank borrowings	(176,000)	(215,000)
Net proceeds from stock options exercised	—	39
Purchase of treasury shares	(3,066)	(2,965)
Payments of debt issuance costs	—	(7,207)
Net Cash Provided by (Used in) Financing Activities	30,934	256,867

Net Increase (Decrease) in Cash and Cash Equivalents	310	8,287
Cash and Cash Equivalents at Beginning of Period	792	1,121
Cash and Cash Equivalents at End of Period	$1,102	$9,408
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$33,340	$12,228
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$3,485	$20,882
Non-cash equity consideration for acquisitions	$—	$(156,259)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)
The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement” and the borrowing facility provided thereby, the “Credit Facility”), a material source of liquidity for SilverBow. Please reference the Annual Report and subsequent 8-Ks for discussion of the Credit Agreement and its covenants.
Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for the Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for the Credit Facility in the calculation of its leverage ratio covenant.
Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. The Company has provided forward-looking Cash G&A expenses estimates; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.
Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense and bank fees, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA (defined above) for the most recently completed 12-month period.
Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Net Income (Loss)	$24,937	$88,790
Plus:
Depreciation, depletion and amortization	49,853	26,441
Accretion of asset retirement obligations	240	101
Interest expense	18,190	7,902
Loss (gain) on commodity derivatives, net	(19,993)	22,406
Derivative cash settlements collected/(paid) (1)	29,669	(66,233)
Income tax expense/(benefit)	7,351	4,366
Share-based compensation expense	1,451	1,667
Adjusted EBITDA	$111,698	$85,440
Plus:
Cash interest expense and bank fees, net	(16,906)	(13,448)
Capital expenditures(2)	(117,428)	(74,469)
Current income tax (expense)/benefit	(31)	(258)
Free Cash Flow	$(22,667)	$(2,735)
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.

	Last Twelve Months Ended June 30, 2023	Last Twelve Months Ended June 30, 2022
Net Income (Loss)	$435,330	$102,866
Plus:
Depreciation, depletion and amortization	180,238	86,793
Accretion of asset retirement obligations	799	357
Interest expense	62,424	29,133
Loss (gain) on commodity derivatives, net	(201,006)	221,340
Derivative cash settlements collected/(paid) (1)	(68,446)	(154,848)
Income tax expense/(benefit)	42,151	8,010
Share-based compensation expense	4,948	5,100
Adjusted EBITDA	$456,438	$298,751
Plus:
Cash interest expense and bank fees, net	(58,114)	(34,506)
Capital expenditures(2)	(438,138)	(186,212)
Current income tax (expense)/benefit	201	(593)
Free Cash Flow	$(39,613)	$77,440

Adjusted EBITDA	$456,438	$298,751
Pro forma contribution from closed acquisitions	10,375	154,172
Adjusted EBITDA for Leverage Ratio (3)	$466,813	$452,923
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve month period. The below table provides the calculation for Leverage Ratio for the following periods:

	June 30, 2023	June 30, 2022
Credit Facility Borrowings due 2026	$576,000	$494,000
Second Lien Notes due 2026	150,000	150,000
Total debt	$726,000	$644,000
Adjusted EBITDA for Leverage Ratio (3)	466,813	452,923
Leverage Ratio	1.56x	1.42x

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Production volumes:
Oil (MBbl) (1)	1,137	400
Natural gas (MMcf)	19,124	16,918
Natural gas liquids (MBbl) (1)	677	387
Total (MMcfe)	30,004	21,643

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$80,151	$44,014
Natural gas	33,805	123,296
Natural gas liquids	12,443	15,295
Total	$126,400	$182,605

Average realized price before impact of cash-settled derivatives:
Oil (per Bbl)	$70.51	$109.94
Natural gas (per Mcf)	1.77	7.29
Natural gas liquids (per Bbl)	18.39	39.51
Average per Mcfe	$4.21	$8.44

Price impact of cash-settled derivatives:
Oil (per Bbl)	$1.59	$(42.96)
Natural gas (per Mcf)	1.26	(2.75)
Natural gas liquids (per Bbl)	5.46	(6.38)
Average per Mcfe	$0.99	$(3.06)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$72.11	$66.99
Natural gas (per Mcf)	3.03	4.54
Natural gas liquids (per Bbl)	23.85	33.13
Average per Mcfe	$5.20	$5.38

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Third Quarter 2023 & Full Year 2023 Guidance

Guidance
	3Q 2023	FY 2023
Production Volumes:
Oil (Bbls/d)	15,100 - 15,900	13,750 - 15,000
Natural Gas (MMcf/d)	195 - 210	195 - 205
NGLs (Bbls/d)	7,300 - 7,700	7,900 - 8,400
Total Reported Production (MMcfe/d)	329 - 352	325 - 345

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($3.50) - ($1.50)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.50) - $0.00	N/A
Natural Gas Liquids (% of WTI)	23% - 27%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.70 - $0.74	$0.69 - $0.73
Transportation & Processing ($/Mcfe)	$0.38 - $0.42	$0.38 - $0.42
Production Taxes (% of Revenue)	6.5% - 7.5%	6.5% - 7.5%
Cash G&A, net ($MM)	$4.0 - $4.5	$18.5 - $19.5
A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.